    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1997

                                                       Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               _________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                                 BANCTEC, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                   75-1559633
   (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                Identification No.)

                          4851 LBJ FREEWAY, 12TH FLOOR
                              DALLAS, TEXAS 75244
          (Address of principal executive offices, including zip code)
                              ____________________



                         BANCTEC, INC. 1994 STOCK PLAN

                            (Full title of the plan)

                                 TOD V. MONGAN
                        SENIOR VICE PRESIDENT, SECRETARY
                              AND GENERAL COUNSEL
                                 BANCTEC, INC.
                          4851 LBJ FREEWAY, 12TH FLOOR
                              DALLAS, TEXAS  75244
                                 (972)341-4000
           (Name, address and telephone number of agent for service)

                                    copy to:

                                 JIM A. WATSON
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                                 (214) 220-7762

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
        TITLE OF                          PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE       AMOUNT TO BE    OFFERING PRICE      AGGREGATE         AMOUNT OF
       REGISTERED           REGISTERED       PER SHARE*     OFFERING PRICE*   REGISTRATION FEE
----------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share          500,000 shares       $22.50        $11,250,000         $3,409.09

==============================================================================================

 * Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Common Stock reported on The New York Stock Exchange on April 17, 1997.

================================================================================

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ---------------------------------------

     The following documents have been filed with the Securities and Exchange Commission (the "Commission") by BancTec, Inc., a Delaware corporation (the "Company'), and are incorporated herein by reference and made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) The description of the Company's Common Stock, $.01 par value per share, contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 22, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.   DESCRIPTION OF SECURITIES.
          -------------------------

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          --------------------------------------

     The financial statements and schedules incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports to opinion with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

     Article Eleventh of the Certificate of Incorporation of the Company provides that the Company shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to
Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Company, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Eleventh of the Certificate of Incorporation provides that, in the event that an officer or director files suit against the Company seeking indemnification of liabilities or expenses incurred, the burden will be on the Company to prove that the indemnification would not be permitted under the Delaware General Corporation Law.

     The preceding discussion of the Company's Certificate of Incorporation and
Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

     The Company has entered into indemnity agreements with its directors and officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

          Not applicable.

ITEM 8.   EXHIBITS.
          --------

     Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:


   4.1         --   BancTec, Inc. 1994 Stock Plan as amended February 20, 1996

   5.1         --   Opinion of Tod V. Mongan

  23.1         --   Consent of Independent Public Accountants, filed as Exhibit 23.1 to BancTec's Form 10-K, incorporated by reference herein.

  23.2         --   Consent of Independent Accountants, filed as Exhibit 23.2 to BancTec's Form 10-K, incorporated by reference herein.

  24.1         --   Power of Attorney (see signature pages hereto)

ITEM 9.   UNDERTAKINGS.
          ------------

     The Company hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21st day of April, 1997.

                              BANCTEC, INC.


                              By: /s/ Grahame N. Clark, Jr.
                                 -----------------------------------------------
                                 Grahame N. Clark, Jr.
                                 Chairman of the Board
                                 and Chief Executive Officer


   Each person whose signature appears below authorizes Grahame N. Clark, Jr. and Tod V. Mongan, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.


         Signature                         Capacity                             Date
        -----------                       ----------                           ------

/s/ Grahame N. Clark, Jr.      Chairman of the Board, President  and        April 21, 1997
----------------------------   Chief Executive Officer and Director
    Grahame N. Clark, Jr.      (Principal Executive Officer)

/s/ Raghavan Rajaji            Senior Vice President, Chief Financial       April 21, 1997
----------------------------   Officer and Treasurer (Principal Financial
    Raghavan Rajaji            and Accounting Officer)

/s/ Michael D. Kubic           Vice President and Corporate Controller      April 21, 1997
----------------------------
    Michael D. Kubic

                               Director                                     April 21, 1997
----------------------------
    Michael E. Faherty

/s/ Paul J. Ferri              Director                                     April 21, 1997
----------------------------
    Paul J. Ferri

/s/ Rawles Fulgham             Director                                     April 21, 1997
----------------------------
    Rawles Fulgham

/s/ Thomas G. Kamp             Director                                     April 21, 1997
----------------------------
    Thomas G. Kamp

/s/ A.A. Meitz                 Director                                     April 21, 1997
----------------------------
    A. A. Meitz


                                Director                                     April 21, 1997
 ----------------------------
    Michael A. Stone

/s/ Norton A. Stuart, Jr.       Director                                     April 21, 1997
----------------------------
    Norton A. Stuart, Jr.


/s/ Merle J. Volding            Director                                     April 21, 1997
----------------------------
    Merle J. Volding

                                 EXHIBIT INDEX

                                                                                        Sequential
  Exhibit                  Description of Exhibit                                        Page No.
-----------                ----------------------                                      ------------
    4.1      --  BancTec, Inc. 1994 Stock Plan as amended February 20, 1997

    5.1      --  Opinion of Tod V. Mongan

    23.1     --  Consent of Independent Public Accountants

    23.2     --  Consent of Independent Accountants

    24.1     --  Power of Attorney (see signature pages hereto)
